Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated November 20, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of The E.W. Scripps Company costs) relating to the combined financial statements of Scripps Newspapers (a combination of subsidiaries and operations of the newspaper business of The E.W. Scripps Company) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Summary Selected Financial Data of Scripps Newspapers” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, OH
January 16, 2015